Exhibit 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services 203-849-7938

FTI Consulting Investors: Jamie Baird 212-850-5600

LAK Public Relations Inc. Media: Lisa Linden / David Simpson 212-575-4545

ROBIN WALKER-LEE ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, December 14, 2018 – EMCOR Group. Inc. (NYSE: EME) today announced the election of Robin Walker-Lee to the Company's Board of Directors.

Ms. Walker-Lee, 64, served as Executive Vice President, General Counsel and Secretary of TRW Automotive Holdings, a large, global automotive supplier, from February 2010 to May 2015.  Prior to joining TRW, Ms. Walker-Lee held a number of leadership positions at General Motors, including Assistant General Counsel – Operations from 2008 to 2010, and Regional General Counsel and Vice President of Public Policy for GM Latin America, Africa and the Middle East from 2002 to 2008.

Anthony J. Guzzi, Chairman of the Board and CEO of EMCOR Group, Inc. commented, "We are pleased to welcome Robin to the EMCOR Board of Directors.  Robin has a proven track record in corporate compliance and governance, business development and advising executive leadership on high-profile corporate matters.  I look forward to leveraging Robin's wide strategic experience and leadership at EMCOR as we continue to grow our business and drive value for our shareholders."

Ms. Walker-Lee currently serves on the Board of Directors of Rexnord Corporation (NYSE: RXN), a $2B global industrial company.

Ms. Walker-Lee received a B.A. from the University of Kansas and a J.D. from Michigan Law School.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services.  This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

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